Exhibit 10.30

EXECUTION VERSION

AMENDED AND RESTATED MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE

AGREEMENT

between

LOANDEPOT.COM, LLC,

Seller

and

BANK OF AMERICA, N.A.,

Purchaser

Dated as of July 17, 2015

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Section 26.	Consent to Service	36

Section 27.	Construction	36

Section 28.	Further Assurances	37

Section 29.	Amendment and Restatement	37

EXHIBITS

Exhibit A	Participation Certificate
Exhibit B	Trade Assignment
Exhibit C	Document List
Exhibit D	Warehouse Lender’s Release
Exhibit E	Assignment
Exhibit F	Form of Confirmation
Exhibit G	Seller’s Officer’s Certificate (Initial Purchase Date)
Exhibit H	Seller’s Officer’s Certificate (Each Purchase Date)
Exhibit I	[Reserved]
Exhibit J	Form of Request for Temporary Increase
Exhibit K	Form of Servicer Notice and Acknowledgment
Annex A	Purchaser and Seller Notices

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AMENDED AND RESTATED MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE

AGREEMENT

This AMENDED AND RESTATED MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of July 17, 2015, between Bank of America, N.A. (“Purchaser”) and loanDepot.com, LLC (“Seller”).

PRELIMINARY STATEMENT

Purchaser and Seller entered into that certain Mortgage Loan Participation Purchase and Sale Agreement, dated as of July 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Original Agreement”).

Purchaser and Seller desire to amend the Original Agreement in its entirety by amending and restating it subject to the terms and conditions of this Agreement.

Seller desires to sell to Purchaser from time to time all of Seller’s beneficial right, title and interest in and to designated pools of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back Securities, and the servicing rights relating thereto, with the terms described in related Takeout Commitments, each in the form of a 100% undivided beneficial ownership interest evidenced by a Participation Certificate.

Purchaser desires and may, in its sole discretion, purchase such Participation Certificates from Seller in accordance with the terms and conditions set forth in this Agreement. Seller, subject to the terms hereof, will cause (a) the Related Mortgage Loans to back a GNMA Security issued by Seller and guaranteed by GNMA, a FNMA Security issued and guaranteed by FNMA, or a FHLMC Security issued and guaranteed by FHLMC and (b) Delivery of such GNMA Security, FNMA Security, or FHLMC Security by GNMA, FNMA, or FHLMC, respectively, to Purchaser or its designee in exchange for the Related Participation Certificate, which GNMA Security, FNMA Security or FHLMC Security, as applicable, will be purchased by the Takeout Investor.

Purchaser’s willingness to purchase any Participation Certificate evidencing a beneficial interest in the Related Mortgage Loans and the servicing rights related thereto is at the sole discretion of Purchaser and based on Purchaser’s expectation, in reliance upon Seller’s representations and warranties herein, that (a) such Mortgage Loans in the aggregate, constitute a pool or pools of mortgage loans that are eligible to back a Security, (b) such Mortgage Loans are sufficient for Seller to issue and GNMA to guarantee the GNMA Security, FNMA to issue and guarantee a FNMA Security, or FHLMC to issue and guarantee a FHLMC Security, as applicable, (c) such Security will be issued in the amount and with the terms described in the related Takeout Commitment, and (d) Purchaser will receive Delivery of such Security on the specified Anticipated Delivery Date.

The amount of the Purchase Price to be paid by Purchaser to Seller with respect to each Participation Certificate will be calculated on the expectation of Purchaser, based upon the representations and warranties of Seller herein, that Purchaser will receive Delivery of the Security to be backed by the Related Mortgage Loans on the specified Anticipated Delivery Date, and that failure to receive such Delivery will result in a material decrease in the market value of the Participation Certificate and the Related Mortgage Loans considered as a whole. During the period from the purchase of a Participation Certificate to Delivery of the related Security, Purchaser expects to rely entirely upon Seller to subservice or cause the Servicer to subservice the Related Mortgage Loans for the benefit of Purchaser, it being acknowledged that the continued effectiveness of Seller’s Approvals during such period constitutes an essential factor in the calculation by Purchaser of the Purchase Price paid to Seller for the Related Participation Certificate and that loss of such Approvals by Seller would result in a material decrease in the market value of the Participation Certificate and the Related Mortgage Loans considered as a whole.

In consideration of the mutual promises and agreements herein contained the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Custodial Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Ability to Repay Rule”: 12 CFR 1026.43(c), including all applicable official staff commentary.

“Accepted Servicing Practices”: With respect to any Related Mortgage Loan, those accepted and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations, VA regulations and RD Regulations and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee, RD guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

“Accrued Interest”: With respect to each Security related to a Participation Certificate, an amount equal to the product obtained by multiplying (a) the number of days in the period beginning on the related Issuance Date to but not including the Anticipated Delivery Date for the related Security, (b) the rate of interest to be borne by the related Security, and (c) the aggregate principal amount of the Related Mortgage Loans, and dividing such number by three hundred and sixty (360).

“Act of Insolvency”: With respect to Seller or any Affiliate of Seller: (i) becoming insolvent or admitting in writing its inability to pay its debts as they come due, or the commencement of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official or of any substantial part of its property or the making of an assignment for the benefit of creditors or the failure generally to pay debts as such debts become due or the taking of action in furtherance of any of the foregoing; (ii) a petition or a proceeding shall have been filed or commenced against the Seller or such Affiliate seeking (a) a decree or order for relief in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy laws or similar law, as now or hereafter in effect, (b) the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or such Affiliate or of any substantial part of its property, or (c) the winding up or liquidation of the affairs of the Seller or such Affiliate and such petition or proceeding shall not have been dismissed for a period of forty-five (45) consecutive days, or an order or decree for relief against the Seller or such Affiliate shall be entered in any such proceeding; (iii) the making or offering by Seller or such Affiliate of a concession with its creditors or a general assignment for the benefit of creditors; (iv) the Seller or such Affiliate shall (a) either fail or admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) voluntarily suspend payment of any of its debts or obligations as they become due or mature; (v) any Governmental Authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of Seller or of any of its Affiliates, or shall have taken any action to displace the management of Seller or of any of its Affiliates or to curtail its authority in the conduct of the business of Seller or of any of its Affiliates; or (vi) the audited annual financial statements of the Seller or such Affiliate or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of the Seller as a “going concern” or a reference of similar import or shall indicate that the Seller has a negative net worth or is insolvent.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agency Guide”: The FHLMC Guide, the FNMA Guide, or the GNMA Guide, as applicable.

“Agency Program”: The FHLMC Program, the FNMA Program, or the GNMA Program, as applicable.

“Aggregate Purchase Price”: As of any date of determination, an amount equal to the aggregate outstanding Purchase Price for all Participation Certificates then owned by Purchaser and subject to the terms of this Agreement.

“Aggregate Transaction Limit”: The sum of (x) $XXXXX plus (y) the amount of any Temporary Increase agreed to by Purchaser for so long as such Temporary Increase is in effect.

“Anticipated Delivery Date”: With respect to a Security, the date specified in the related Form HUD 11705 (Schedule of Subscribers), Fannie Mae Form 2014 (Delivery Schedule) or FHLMC Form 939 (Settlement and Information Multiple Registration Form), as applicable, on which it is anticipated that Delivery of the Security by the Applicable Agency will be made.

“Applicable Agency”: GNMA, FNMA, or FHLMC, as applicable.

“Applicable Percentage”: X.XX% per annum.

“Approvals”: With respect to Seller, the approvals obtained by the Applicable Agency, HUD, the FHA, the VA or the RD in designation of Seller as a GNMA-approved issuer, a GNMA-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a RD-approved lender, a FNMA-approved lender or a FHLMC-approved Seller/Servicer, as applicable, in good standing.

“Approved Investor”: Any of Fannie Mae, Freddie Mac, Ginnie Mae or a member of MBS Clearing Corporation that is either an approved counterparty of Purchaser or its Affiliates or otherwise reasonably acceptable to Purchaser in its sole discretion, who will purchase Securities pursuant to a Takeout Commitment.

“Assignee”: As defined in Section 7.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the beneficial interest in the Mortgage to the Purchaser.

“Bankruptcy Code”: Title 11 United States Code, Section 101 et seq., as amended from time to time.

“Business Day”: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York and the State of California or as may otherwise be published on Purchaser’s website(s).

“Cash Equivalents”: Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of $70,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or p-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Collateral”: As defined in Section 8(c).

“Confirmation”: A written confirmation of Purchaser’s intent to purchase a Participation Certificate, which written confirmation shall be substantially in the form attached hereto as Exhibit F.

“Contingent Obligations”: As to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Custodial Account”: As defined in Section 6(c).

“Custodial Agreement”: The Amended and Restated Custodial Agreement, dated as of July 18, 2012, among Seller, Purchaser and Custodian as amended, supplemented or otherwise modified from time to time.

“Custodian”: Deutsche Bank National Trust Company (which, under the appropriate circumstances, may include FHLMC as Custodian) and its permitted successors under the Custodial Agreement.

“Daily Holdback Reduction Amount”: With respect to a Participation Certificate, an amount equal to the product of (a) the Purchase Price for such Participation Certificate (less the Holdback Amount), and (b) the result obtained by dividing (i) the Discount Rate plus two percent (X.00%) by (ii) three hundred and sixty (360).

“Default Rate”: As of any date of determination, the Default Rate specified in the Master Repurchase Agreement; provided that if the Master Repurchase Agreement is no longer in effect as of such date, the lesser of (i) the Discount Rate plus five percent (5.00%), or (ii) the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.

“Defective Mortgage Loan”: With respect to a Participation Certificate, a Related Mortgage Loan that is not in Strict Compliance with the GNMA Program, FNMA Program, or FHLMC Program, as applicable.

“Delivery”: The later to occur of (a) the issuance of the related Security and (b) the transfer of all of the right, title and ownership interest in that Security to Purchaser or its designee.

“Discount Rate”: With respect to each Participation Certificate, a discount rate determined as of the related Purchase Date equal to (i) One-Month LIBOR, plus (ii) the Applicable Percentage.

“Effective Date”: July 17, 2015.

“Electronic Agent”: As defined in Section 2 of the Electronic Tracking Agreement.

“Electronic Tracking Agreement”: The Amended and Restated Electronic Tracking Agreement, dated as of the date hereof, among the Purchaser, the Seller, the Electronic Agent and MERS, as the same shall be amended, supplemented or otherwise modified from time to time.

“Events of Default”: As defined in Section 6(e).

“Expiration Date”: The earlier of (i) July 15, 2016, (ii) at Purchaser’s option, upon the occurrence of an Event of Default, and (iii) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law..

“Facility Fee”: The greater of (i) $XXXX and (ii) the product of XX.X basis points (0.XXX%) and the Aggregate Transaction Limit which shall be due on the Effective Date.

“FDIA: Title 12 United States Code, Section 1811 et seq., as amended from time to time.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“FHA”: The Federal Housing Administration or any successor thereto.

“FHLMC” or “Freddie Mac”: The Federal Home Loan Mortgage Corporation or any successor thereto.

“FHLMC as Custodian”: With respect to FHLMC Participation Certificates, the circumstances in which Seller elects to appoint FHLMC (as opposed to some other third party as permitted by the FHLMC Guide) as Custodian for the FHLMC Mortgage Loans subject to the FHLMC Participation Certificates to be purchased by Purchaser hereunder.

“FHLMC Guide”: The Freddie Mac Sellers’ and Servicers’ Guide, as such guide may hereafter from time to time be amended.

“FHLMC Mortgage Loan”: With respect to any FHLMC Participation Certificate or any FHLMC Security, a mortgage loan that is in Strict Compliance with the eligibility requirements specified for the applicable FHLMC Program described in the FHLMC Guide.

“FHLMC Participation Certificate”: With respect to the FHLMC Program, a certificate, in the form of Exhibit A, issued by Seller and authenticated by Custodian, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans that are either (a) set forth on a copy of the FHLMC Form 1034 (Fixed-Rate Custodial Certification Schedule) attached to such Participation Certificate or (b) identified on a computer tape compatible with Selling System as belonging to the mortgage loan pool described in such Participation Certificate.

“FHLMC Program”: The FHLMC Home Mortgage Guarantor Program or the FHLMC FHA/VA Home Mortgage Guarantor Program, as described in the FHLMC Guide.

“FHLMC Security”: A modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by FHLMC and backed by a pool of FHLMC Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such FHLMC Security in the related Takeout Commitment, if any.

“FNMA” or “Fannie Mae”: The Federal National Mortgage Association or any successor thereto.

“FNMA Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“FNMA Mortgage Loan”: With respect to any FNMA Participation Certificate or any FNMA Security, a mortgage loan that is in Strict Compliance with the eligibility requirements specified for the applicable FNMA Program described in the FNMA Guide.

“FNMA Participation Certificate”: With respect to the FNMA Program, a certificate, in the form of Exhibit A, issued by Seller and authenticated by Custodian, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans set forth on Fannie Mae Form 2005 (Schedule of Mortgages).

“FNMA Program”: The FNMA Guaranteed Mortgage-Backed Securities Programs, as described in the FNMA Guide.

“FNMA Security”: An ownership interest in a pool of FNMA Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, in substantially the principal amount and with substantially the other terms as specified with respect to such FNMA Security in the related Takeout Commitment, if any.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States of America.

“GNMA” or “Ginnie Mae”: Government National Mortgage Association or any successor thereto.

“GNMA Guide”: The GNMA Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.

“GNMA Mortgage Loan”: With respect to any GNMA Participation Certificate or any GNMA Security, a mortgage loan that is in Strict Compliance with the eligibility requirements specified for the applicable GNMA Program in the applicable GNMA Guide.

“GNMA Participation Certificate”: With respect to the GNMA Program, a certificate, in the form of Exhibit A, issued by Seller and authenticated by Custodian, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans set forth on the Form HUD 11706 (Schedule of Pooled Mortgages).

“GNMA Program”: The GNMA Mortgage-Backed Securities Programs, as described in the GNMA Guide.

“GNMA Security”: A fully-modified pass-through mortgage-backed certificate guaranteed by GNMA, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Security in the related Takeout Commitment.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Holdback Amount”: An amount equal to X.00% of the Trade Principal, subject to reduction as provided in Section 4(b) and Section 5(b).

“HUD”: United States Department of Housing and Urban Development or any successor thereto.

“Indebtedness”: For any Person, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of such Person; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; and (h) all Contingent Obligations.

“Issuance Date”: With respect to a Security, the first day of the month in which the Security is issued.

“Liquidity”: As of any date of determination, the sum of (a) Seller’s unrestricted and unencumbered cash and Cash Equivalents (b) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call (each as defined in the Master Repurchase Agreement). By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

“Losses”: Any and all losses, claims, judgments, damages, liabilities, costs or expenses (including lost interest and reasonable attorney’s fees) imposed on, incurred by or asserted against any Person specified.

“Master Repurchase Agreement”: That certain amended and restated master repurchase agreement dated as of July 17, 2015 between Seller and Purchaser, together with all amendments, modifications, supplements, restatements and replacements thereof.

“Material Adverse Effect”: Any of the following: (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller or any Affiliate that is a party to any Program Document taken as a whole, (ii) a material impairment of the ability of Seller or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default, (iii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or any Affiliate that is a party to any Program Document, (iv) a material adverse effect on the rights and remedies of Purchaser under any of the Program Documents, (v) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Related Mortgage Loans or Securities purchased by Purchaser hereunder, or (vi) a material adverse effect on the Approvals of Seller, in each case as determined by Purchaser in its sole good faith discretion.

“MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Mortgage Loan”: Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note and which is identified as a MERS Mortgage Loan on the related schedule attached to the Related Participation Certificate.

“MIN”: The mortgage identification number of Mortgage Loans registered with MERS on the MERS System.

“Minimum Over/Under Account Balance”: As of any date of determination, the balance required to be maintained by Seller in the Over/Under Account under the Master Repurchase Agreement; provided that if the Master Repurchase Agreement is no longer in effect as of such date, the Minimum Over/Under Account Balance shall be zero or as otherwise agreed among the parties.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”: A mortgage, deed of trust or other security instrument, securing a Mortgage Note.

“Mortgage Loan”: A GNMA Mortgage Loan, a FNMA Mortgage Loan or a FHLMC Mortgage Loan.

“Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property”: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Net Income”: For any period, the net income of any Person for such period as determined in accordance with GAAP

“Net Worth”: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“OCC”: Office of the Comptroller of the Currency or any successor thereto.

“One-Month LIBOR”: The daily rate per annum (rounded to four (4) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Purchaser determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Purchaser to purchase Participation Certificates as contemplated by this Agreement using One-Month LIBOR, then Purchaser may select an alternative rate of interest or index in its discretion.

“Over/Under Account”: That account maintained by Purchaser, as described in Section 11 and in the Master Repurchase Agreement, if any.

“Participation Certificate”: A GNMA Participation Certificate, a FNMA Participation Certificate or a FHLMC Participation Certificate, as applicable, that is purchased by Purchaser under this Agreement.

“Person”: Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Potential Default”: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Present Value Adjustment Amount”: With respect to each Participation Certificate, an amount equal to the product of (a) the number of days in the period beginning on the related Purchase Date to but not including the Anticipated Delivery Date for the related Security, and (b) the daily application of the applicable Discount Rate, determined as of the related Purchase Date, to the result of (i) the related Trade Principal, less (ii) the Holdback Amount, and dividing such number by 360.

“Program Documents”: This Agreement, the Custodial Agreement, the Electronic Tracking Agreement, the Participation Certificates, any Servicing Agreement together with the related Servicer Notice and all other agreements, documents and instruments entered into by Seller and Purchaser, in connection herewith or therewith with respect to the transactions contemplated hereunder.

“Purchase Date”: With respect to a Participation Certificate, the date on which Purchaser elects to purchase such Participation Certificate.

“Purchase Price”: With respect to each Participation Certificate, a price determined as of the related Purchase Date equal to the sum of (i) the related Trade Principal, plus (ii) the related Accrued Interest, minus (iii) the related Present Value Adjustment Amount, minus (iv) related hedging costs, if any, which are mutually agreed-upon by the Purchaser and Seller.

“Purchase Price Adjustment Amount”: With respect to each Participation Certificate, an amount equal to the product of (a) the number of days in the period beginning on the related Purchase Date to but not including the Settlement Date for the related Security, and (b) the average daily Discount Rate for such period, multiplied by the difference between (i) the related Trade Principal less (ii) the Holdback Amount, and dividing such number by 360.

“Purchaser”: Bank of America, N.A. and its successors in interest, including, but not limited to, any lender, designee or assignee to whom a Participation Certificate or a Security shall be pledged or assigned.

“QM Rule”: 12 CFR 1026.43(e), including all applicable official staff commentary.

“Qualified Mortgage”: A Related Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“RD”: The United States Department of Agriculture Rural Development and any successor thereto.

“RD Regulations”: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations

“Rebuttable Presumption Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Related Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Related Mortgage Loan.

“Related Credit Enhancement”: As defined in Section 8(c).

“Related Mortgage Loan”: A Mortgage Loan in which a Participation Certificate evidences the 100% undivided beneficial ownership interest.

“Related Participation Certificate”: The Participation Certificate relating to a pool of Mortgage Loans.

“Request for Temporary Increase”: As defined in Section 2(f).

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Safe Harbor Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Related Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Related Mortgage Loan.

“SEC”: The Securities Exchange Commission or any successor thereto.

“Security”: A GNMA Security, a FNMA Security or a FHLMC Security, as applicable.

“Security Issuance Failure”: Failure (a) of the Security to be issued for any reason including but not limited to Seller’s failure to perform any of its obligations under this Agreement or any other Program Document or failure to perform in Strict Compliance with the related Agency Program or (b) to cause Delivery of the Security to Purchaser or its designee (and designee has been properly notified it is holding for Purchaser).

“Seller”: The meaning set forth in the preamble, and shall refer to Seller in its capacity as seller of Participation Certificates and Seller in its capacity as subservicer hereunder, as the context shall require.

“Selling System”: The FHLMC automated system by which sellers and servicers of mortgage loans to FHLMC transfer mortgage summary and record data or mortgage accounting and servicing information from their computer system or service bureau to FHLMC, as more fully described in the FHLMC Guide.

“Servicer”: Seller, Cenlar FSB, or such other entity responsible for servicing of the Related Mortgage Loans and that has been approved by Purchaser in writing, or, in each case, any successor or permitted assigns thereof.

“Servicer Notice”: The notice acknowledged by the Servicer which is substantially in the form of Exhibit K hereto.

“Servicing Agreement”: If the Related Mortgage Loans become serviced by any servicer that is not Purchaser, an Affiliate of Purchaser, or Seller, in each case, the agreement with the third party servicer, in form and substance acceptable to Purchaser.

“Servicing Records”: With respect to a Related Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Related Mortgage Loan.

“Settlement Date”: The date specified in a Takeout Commitment upon which the related Security is scheduled to be delivered, against payment, to the specified Takeout Investor, which date shall be no later than forty-five (45) days following the Purchase Date in respect of the underlying Participation Certificate.

“Strict Compliance”: Compliance of Seller and the Related Mortgage Loans with the requirements of the GNMA Guide, FNMA Guide, or FHLMC Guide, as applicable and as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and GNMA to guarantee or FNMA or FHLMC to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and FNMA, FHLMC and/or GNMA have been provided to Purchaser by Seller and agreed to by Purchaser, such agreements shall be deemed, as between Seller and Purchaser, not to amend the requirements of the GNMA Guide, FNMA Guide, or FHLMC Guide, as applicable.

“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Successor Servicer”: An entity with the necessary Approvals, as the circumstances may require, and designated by Purchaser, in conformity with Section 6(f), to replace Seller as issuer and subservicer, mortgagee or seller/servicer of the Related Mortgage Loans or the Securities related thereto.

“Takeout Commitment”: A fully executed trade confirmation from the Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Securities relating to a Participation Certificate, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Purchaser pursuant to a Trade Assignment, and relate to pools of Related Mortgage Loans that satisfy the “good delivery standards” as more particularly set forth in Section 3 hereof.

“Takeout Investor”: Any of (i) Bank of America, N.A., (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated or (iii) any other Approved Investor with which there is a duly executed and enforceable Trade Assignment in favor of Purchaser.

“Tangible Net Worth”: With respect to Seller, as of any date of determination, the result of (i) the net worth of Seller and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates; and minus (iii) loans held for investment and real estate owned net of acceptable financing (financing must be deemed acceptable by Purchaser).

“Tax Distributions”: Tax Distributions, as defined and set forth in the limited liability company agreement of Seller, that are intended to provide cash to the members to allow them to pay income taxes with respect to taxable income of Seller.

“Temporary Increase”: As defined in Section 2(f).

“Total Liabilities”: As of any date of determination, the sum of (a) the total liabilities of Seller on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements, plus (b) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Seller under any purchase, repurchase, refinance or other similar credit arrangements, plus (c) to the extent not already included under GAAP, any “off balance sheet” purchase, repurchase, refinance or other similar credit arrangements minus (d) non-recourse debt.

“Trade Assignment”: A letter substantially in the form of Exhibit B.

“Trade Price”: The price (expressed as a percentage of the initial principal amount of the Security, as specified in the related Takeout Commitment) equal to 100% of the Applicable Agency TBA trade price.

“Trade Principal”: An amount equal to the product of (a) the Trade Price and (b) the initial principal amount of the related Security, as specified in the related Takeout Commitment.

“Transactions Terms Letter”: The document executed by Purchaser and Seller, referencing the Master Repurchase Agreement and setting forth certain specific terms, and any additional terms, with respect to the Master Repurchase Agreement.

“VA”: United States Department of Veterans Affairs or any successor thereto.

“Warehouse Lender”: Any lender providing financing to Seller for the purpose of originating or aggregating Mortgage Loans, which prior to the Purchase Date has a security interest in such Mortgage Loans as collateral for the obligations of Seller to such lender.

“Wire Instructions”: The wire instructions set forth opposite the name of the Warehouse Lender in a letter, in the form of Exhibit 17 to the Custodial Agreement, executed by Seller and Custodian, receipt of which has been acknowledged by Purchaser.

Section 2. Procedures for Purchases of Participation Certificates; Facility Fee.

(a) Purchaser may, in its sole discretion from time to time until the Expiration Date, but shall have no obligation to, purchase one or more Participation Certificates from Seller; provided, that the conditions set forth in Sections 10(a)(viii) and (ix) shall have been satisfied and the Aggregate Purchase Price of such Participation Certificates owned by Purchaser at any given time shall not exceed the Aggregate Transaction Limit; provided further, that no Potential Default or Event of Default exists. In connection with Purchaser’s purchase of any such Participation Certificate, Seller, on behalf of Purchaser, shall arrange for the Delivery to Purchaser of a Security backed by the Related Mortgage Loans, which Security shall be subject to a Takeout Commitment. The purchase of any Participation Certificate shall be subject to (i) the receipt by Purchaser of the documents listed in Exhibit C from Seller, in form and substance satisfactory to Purchaser, together with such other information as Purchaser may reasonably request, (ii) the execution of the Custodial Agreement relating to the Participation Certificate by Seller and Custodian and the Electronic Tracking Agreement relating to the Related Mortgage Loans by Seller, MERS and Electronic Agent, and delivery thereof to Purchaser and (iii) Purchaser’s determination that it has satisfactorily completed its due diligence review of Seller’s operations, business, financial condition and underwriting and origination of the Related Mortgage Loans, which review may be conducted by Purchaser from time to time. In accordance with the provisions of the Electronic Tracking Agreement, the Seller shall, at its sole cost and expense, (1) cause each Related Mortgage Loan with respect to which a Participation Certificate is to be sold to the Purchaser on a Purchase Date, the Mortgage for which is recorded in the name of MERS, to be designated a MERS Mortgage Loan and (2) cause the Purchaser to be designated an Associated Member (as defined in the MERS Procedure Manual attached as Exhibit B to the Electronic Tracking Agreement) with respect to each such MERS Mortgage Loan. Notwithstanding the satisfaction of the conditions specified in this Section 2(a) or anything else herein or in any other Program Document to the contrary, Purchaser is not obligated to purchase any Participation Certificate offered to it hereunder.

(b) If Purchaser elects to purchase any Participation Certificate, Purchaser shall pay (i) to Seller, or (ii) upon the receipt of a Warehouse Lender’s Release in the form of Exhibit D hereto, to the applicable Warehouse Lender, on the Purchase Date, the amount of the Purchase Price (less the Holdback Amount) for such Participation Certificate upon receipt of a duly executed and properly completed original Participation Certificate; provided that, if the Purchase Price (less the Holdback Amount) is insufficient to pay the release amount due to the Warehouse Lender, Seller shall remit to Purchaser the difference between the Purchase Price (less the Holdback Amount) and such release amount and Purchaser shall remit the full release amount to the Warehouse Lender. Effective upon execution and delivery of such Participation Certificate to Purchaser, Seller hereby assigns to Purchaser all of Seller’s right, title and interest in and to such Participation Certificate and a 100% undivided beneficial interest in the Related Mortgage Loans. In the event that Purchaser does not transmit such payment, (i) any Participation Certificate delivered by Custodian to Purchaser in anticipation of such purchase shall automatically be null and void, and (ii) Purchaser will not consummate the transactions contemplated in the applicable Trade Assignment.

(c) The terms and conditions of the purchase of each Participation Certificate shall be as set forth in this Agreement. Each Participation Certificate shall be deemed to incorporate, and Seller shall be deemed to make as of the applicable dates specified in Section 9, for the benefit of Purchaser and each Assignee of such Participation Certificate, the representations and warranties set forth in Section 9.

(d) Purchaser shall provide a Confirmation to Seller on or before the Purchase Date or as soon as practicable after the Purchase Date. In the event of any conflict between the terms of a Confirmation and this Agreement, the Confirmation shall prevail.

(e) For the avoidance of any doubt, it is hereby understood and agreed that Purchaser’s purchase of the beneficial ownership interest in and to Related Mortgage Loans, as evidenced by a Participation Certificate, shall include all of the servicing rights relating to such Mortgage Loans.

(f) Seller may request a temporary increase of the Aggregate Transaction Limit (a “Temporary Increase”) by submitting to Purchaser an executed request for Temporary Increase in the form of Exhibit J hereto (a “Request for Temporary Increase”), setting forth the requested increased Aggregate Transaction Limit, the effective date and time of such Temporary Increase and the date and time on which such Temporary Increase shall terminate. Purchaser may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Purchaser’s delivery to Seller of a countersigned Request for Temporary Increase. At any time that a Temporary Increase is in effect (and only for such time as such Temporary Increase is in effect), the Aggregate Transaction Limit and, if applicable, the Minimum Over/Under Account Balance, shall be increased by the amount of the Temporary Increase for all purposes of this Agreement and all calculations and provisions relating to the Aggregate Transaction Limit, and, if applicable, the Minimum Over/Under Account Balance, shall refer to such increased amount.

(g) Seller shall pay to Purchaser in immediately available funds, a non-refundable Facility Fee. The Facility Fee shall be deemed due, earned and payable in full on the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of such date. Upon the early termination of this Agreement, no portion of the Facility Fee shall be refunded. Furthermore, the Facility Fee will be prorated in the event of an increase of the Aggregate Transaction Limit. The Facility Fee shall be withdrawn from the Seller’s Over/Under Account.

Section 3. Takeout Commitments.

Seller hereby assigns to Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver the Security specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Subject to Purchaser’s rights hereunder, Purchaser agrees that it will satisfy the obligation under the Takeout Commitment to deliver the Security to the Takeout Investor on the Settlement Date specified therein. Seller understands that, as a result of this Section 3 and each Trade Assignment, Purchaser will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, Purchaser, will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 3 and each Trade Assignment.

Seller hereby acknowledges that, in order for Purchaser to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Purchaser must deliver each Trade Assignment to the related Takeout Investor no later than seventy-two (72) hours prior to settlement of the related Security. Seller hereby acknowledges and agrees to deliver each Trade Assignment to Purchaser no later than 1:00 p.m. (Eastern Time) on the date on which such seventy-two (72) hour period commences.

Section 4. Holdback Amount.

(a) Subject to the terms of this Agreement, Purchaser shall pay to Seller the Holdback Amount for each Participation Certificate that Purchaser elects to purchase hereunder. The Holdback Amount with respect to a Participation Certificate shall be paid by Purchaser to Seller as provided in Section 4(b) below.

(b) Subject to Section 5(b) and the Purchaser’s right of set-off set forth in Section 13, the Holdback Amount relating to each Participation Certificate shall be paid by Purchaser to Seller not later than the Settlement Date of the related Security; provided, that on the date of any such payment to the Seller, the Holdback Amount shall be (i) reduced by the positive difference (if any) between the Purchase Price Adjustment Amount and the Present Value Adjustment Amount with respect to such Participation Certificate or (ii) increased by the positive difference (if any) between the Present Value Adjustment Amount and the Purchase Price Adjustment Amount with respect to such Participation Certificate. Notwithstanding any provision hereof to the contrary, no Holdback Amount shall be owed by Purchaser to Seller upon issuance of any Security in the circumstances contemplated in Section 6(f) or if the related Security shall not be issued as a result of a Security Issuance Failure. No exercise by Purchaser of its rights under this Section 4(b) shall relieve Seller of responsibility or liability for any breach of this Agreement.

(c) Upon exercise by Purchaser of its remedies under Section 6(f), Purchaser’s obligation to pay and Seller’s right to receive any portion of the Holdback Amount relating to such Mortgage Loans shall automatically be canceled and become null and void; provided, that such cancellation shall in no way relieve Seller or otherwise affect the obligation of Seller to indemnify and hold Purchaser harmless as specified in Section 14. At no time shall Seller have any beneficial interest in the servicing rights with respect to Related Mortgage Loans while the related Participation Certificate is outstanding.

Section 5. Issuance of Securities.

(a) (i) In connection with the purchase of a Participation Certificate, Seller shall instruct (and, if Seller fails to instruct, then Purchaser may instruct) Custodian to deliver to the Applicable Agency, the documents listed in Exhibit 16-A, 16-B or 16-C of the Custodial Agreement, as applicable, in respect of the Related Mortgage Loans, in the manner and at the time set forth in the Custodial Agreement. Seller shall thereafter promptly deliver to the Applicable Agency any and all additional documents requested by the Applicable Agency to enable the Applicable Agency to make Delivery to Purchaser of a Security backed by such Mortgage Loans on the related Anticipated Delivery Date. Seller shall not revoke such instructions to Custodian and shall not revoke its instructions to the Applicable Agency to make Delivery to Purchaser or its designee of a Security backed by such Mortgage Loans.

(ii) Seller shall notify Purchaser, not later than 3:00 p.m., Eastern Time, on the second (2nd) Business Day prior to the applicable Settlement Date (a) of the amount of any change in the principal amount of the Mortgage Loans backing each such Security related to such Settlement Date and (b) with respect to FHLMC Securities, the FHLMC mortgage loan pool number applicable to each Security to which such Settlement Date relates. Upon Delivery of such Security to Purchaser or its designee, Purchaser shall cease to have any interest under such Participation Certificate and in exchange shall have a 100% ownership interest in the related Security. It is understood and agreed that for so long as Seller is subservicing, or is causing any third party Servicer to subservice, Related Mortgage Loans, Seller shall retain only bare legal title (and not an equitable interest) in all such Mortgage Loans (other than MERS Mortgage Loans) for the sole purpose of subservicing such Mortgage Loans on a servicing-released basis.

(b) If Delivery of a Security backed by the Mortgage Loans evidenced by a Participation Certificate purchased hereunder has not occurred by 12:00 noon (Eastern Time), on the related Settlement Date as a result of a Security Issuance Failure, then subject to the exercise by Purchaser of its rights set forth in Section 4(c), the Holdback Amount relating to such Participation Certificate shall be reduced on each day during the period from the Settlement Date to (but not including) the earlier of (x) the date of Delivery of such Security, and (y) the date of satisfaction of the obligations of Seller pursuant to the exercise by Purchaser of any remedial election authorized by this Section 5, by an amount equal to the Daily Holdback Reduction Amount. The Holdback Amount (as reduced by the applicable Daily Holdback Reduction Amounts) relating to such Participation Certificate, if any, shall not be payable until the end of the period specified in the preceding sentence.

(c) If a breach by Seller of this Agreement results in any Related Mortgage Loan being a Defective Mortgage Loan on the Purchase Date of the related Participation Certificate to Purchaser, Purchaser in its sole discretion may require Seller to, upon receipt of notice from Purchaser of its exercise of such right, either (x) immediately repurchase Purchaser’s beneficial ownership interest in such Defective Mortgage Loan by remitting to Purchaser the allocable amount paid by Purchaser for such beneficial interest plus accrued interest at the rate specified in the related Mortgage Note on the principal amount thereof from the date of Purchaser’s purchase of such Participation Certificate to the date of such repurchase together with any Losses suffered by Purchaser relating to such repurchase (including, without limitation, any Losses incurred by Purchaser resulting from adjustments to the trade required by the Takeout Investor), or (y) deliver to Custodian a Mortgage Loan eligible to back such Security in exchange for such Defective Mortgage Loan, which newly delivered Mortgage Loan shall be in all respects acceptable to Purchaser in Purchaser’s sole discretion, and such newly delivered Mortgage Loan will thereupon become one of the Related Mortgage Loans relating to the Participation Certificate. If the aggregate principal balance of any Mortgage Loans that are accepted by Purchaser pursuant to clause (y) of the immediately preceding sentence is less than the aggregate principal balance of any Defective Mortgage Loan that is being replaced by such Mortgage Loan, Seller shall remit with such Mortgage Loan to Purchaser an amount equal to the difference between the aggregate principal balance of the new Mortgage Loan accepted by Purchaser and the aggregate principal balance of the Defective Mortgage

Loan being replaced thereby plus accrued interest on such Defective Mortgage Loan at the rate specified in the related Mortgage Note on the principal amount thereof from the Purchase Date of Purchaser’s purchase of such Participation Certificate to the date of substitution. If any Related Mortgage Loan becomes thirty (30) or more days past due with respect to the first scheduled monthly payment due Purchaser after the date on which such Related Mortgage Loan was originated and prior to the Anticipated Delivery Date, Seller shall repurchase the beneficial interest in such Related Mortgage Loan as if it were a Defective Mortgage Loan upon direction by Purchaser given no later than one hundred twenty (120) days after the Purchase Date.

(d) No exercise by Purchaser of its rights under this Section 5 shall relieve Seller of responsibility or liability for any breach of this Agreement.

Section 6. Servicing of the Mortgage Loans; Events of Default.

(a) Upon payment of the Purchase Price (subject to Section 4), Purchaser shall own a 100% undivided beneficial interest in the servicing rights related to the Related Mortgage Loans and all source files, documents, agreements and papers related to servicing the Related Mortgage Loans and shall own all derivative information created by Seller or other third party used or useful in servicing such Mortgage Loans. Seller and Purchaser each agrees and acknowledges that a 100% undivided beneficial interest in Related Mortgage Loans shall be sold to Purchaser on a servicing released basis, subject to the termination rights provided in this Agreement, including, without limitation, Section 6(f) of this Agreement, and that Purchaser is engaging, and Purchaser does hereby engage, Seller to provide, or cause a third party Servicer to provide, subservicing of each Related Mortgage Loan for the benefit of Purchaser (and any other registered holder of the related Participation Certificate) on the Purchase Date for each transaction. Seller shall have no further servicing obligations or duties to Purchaser under the terms of this Agreement with respect to the Related Mortgage Loans upon issuance of the Security.

For so long as a Participation Certificate is outstanding, Seller shall neither assign, encumber or pledge its obligation to subservice the Related Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement to any Person other than the Servicer, without the prior written consent of Purchaser, the granting of which consent shall be in the sole discretion of Purchaser. Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller’s engagement hereunder to provide mortgage servicing for the benefit of Purchaser (and any other registered holder of the Participation Certificate) is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.

(b) Seller shall, and shall cause any third party Servicer to, subservice and administer the Related Mortgage Loans relating to a Participation Certificate on behalf of Purchaser in accordance with Accepted Servicing Practices. Neither Seller nor any Servicer shall have the right to modify or alter the terms of any Related Mortgage Loan or consent to the modification or alteration of the terms of any Related Mortgage Loan except in Strict Compliance with the related Agency Program. Seller shall, and shall cause any third party Servicer to, at all times maintain accurate and complete records of its servicing of the Related Mortgage Loans, and Purchaser may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Related Mortgage Loans. Seller covenants to hold such Servicing Records for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request or otherwise as required by operation of this Section 6. In addition, if Delivery of a Security is not made to Purchaser on or before the Anticipated Delivery Date, Seller shall deliver to

Purchaser monthly reports regarding the status of those Related Mortgage Loans for which a Security has not yet been issued, which reports shall include, but shall not be limited to, a description of those Related Mortgage Loans in default for more than thirty (30) days, and such other circumstances with respect to any Related Mortgage Loans (whether or not such Related Mortgage Loans are included in the foregoing list) that could materially adversely affect any of such Related Mortgage Loans, Purchaser’s beneficial interest in such Related Mortgage Loans or the collateral securing any of such Related Mortgage Loans. Seller shall deliver such a report to Purchaser every thirty (30) days until (i) Delivery of the related Security to Purchaser or (ii) the exercise by Purchaser of any remedial election pursuant to Section 5. In no event shall Seller delegate any of its subservicing duties hereunder to any other Person without first obtaining the prior written consent of Purchaser.

(c) Seller, as servicer, shall establish and maintain with Purchaser a separate custodial account (the “Custodial Account”) entitled “loanDepot.com, LLC Custodial Account, for the benefit of Bank of America, N.A. and its assignees under the Amended and Restated Mortgage Loan Participation Purchase and Sale Agreement dated as of July 17, 2015” and shall promptly deposit into such account in the form received, with any necessary endorsements, all collections received in respect of the Related Mortgage Loans relating to Participation Certificates purchased by Purchaser hereunder.

(d) Amounts deposited in the Custodial Account with respect to any Related Mortgage Loan relating to Participation Certificates purchased by Purchaser hereunder shall be held for the benefit of Purchaser and shall be released only as follows:

(i) Except as otherwise provided in Section 6(d)(ii), upon either (x) the Settlement Date (unless there is a Security Issuance Failure) or (y) if earlier, on the date required by the Applicable Agency Guide, amounts deposited in the Custodial Account shall be released to Seller. Notwithstanding the foregoing, all amounts relating to Participation Certificates purchased by Purchaser hereunder and deposited in the Custodial Account shall be released to Seller upon the Settlement Date of the related Security (unless there is a Security Issuance Failure) only if, and to the extent that, the amounts due and payable to Purchaser hereunder have been set-off against the Purchase Price for the Related Participation Certificate or the Holdback Amount. The amounts paid to Seller (if any) pursuant to this Section 6(d)(i) shall constitute the sole compensation of the Seller or the related third party Servicer, as applicable, for subservicing the Related Mortgage Loans as provided in this Section 6.

(ii) If Successor Servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 6(f) or otherwise, all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such delivery.

(iii) If a Security is not issued solely as a result of a Security Issuance Failure during the month in which the related Settlement Date occurs, in any period thereafter during which Seller or a third party Servicer remains as subservicer, all amounts deposited in the Custodial Account shall be released only in accordance with Purchaser’s written instructions.

(e) Purchaser (or any other registered holder of the Related Participation Certificate) shall be entitled to (i) retain all Holdback Amounts in accordance with Section 4, and all amounts on deposit in the Over/Under Account in accordance with Section 11, (ii) declare all amounts payable by Seller to Purchaser hereunder to be immediately due and payable, (iii) effect termination of Seller’s subservicing rights and obligations respecting the affected Related Mortgage Loans as provided in Section 6(f), (iv) take possession of the Related Mortgage Loans, including any records that pertain thereto, (v) proceed against Seller for any deficiencies, (vi) liquidate, terminate and accelerate this Agreement and all transactions hereunder, and (vii) pursue any other rights and/or remedies available at law or in equity against Seller, upon the occurrence of any of the following circumstances or events (“Events of Default”):

(i) any failure by Seller to remit to Purchaser (or other registered holder of the Participation Certificate) when due any payment required to be made under the terms of this Agreement or such Participation Certificate; or

(ii) failure by Seller duly to observe or perform in any material respect (a) Seller’s covenants in Section 10(j), or (b) any of Seller’s other covenants or agreements set forth in this Agreement or in any other Program Document which, in the case of this clause (b), continues unremedied for a period of three (3) Business Days (or such longer period provided in the relevant notice to Seller) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

(iii) any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to Purchaser pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(iv) an Act of Insolvency shall have occurred with respect to Seller, any of its Affiliates; or

(v) Seller ceases to meet the qualifications for maintaining all Approvals, such Approvals are revoked or such Approvals are materially modified; or

(vi) Seller attempts to assign its right to servicing compensation hereunder or to resell an ownership interest in a Related Mortgage Loan in a manner inconsistent with the terms hereof, or Seller attempts without the consent of Purchaser to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof (to other than a subservicer); or

(vii) a Material Adverse Effect shall have occurred with respect to Seller or any of its Affiliates; or

(viii) Seller’s membership in MERS is terminated for any reason or Seller shall fail to enter into the Electronic Tracking Agreement with the Purchaser;

(ix) Seller shall default under, or fail to perform as requested under, or shall otherwise materially breach the terms of any Program Document and such default, failure or breach continues beyond the expiration of any applicable grace period; or Seller shall otherwise purport to disavow its obligations under any Program Document or shall contest the validity or enforceability of any Program Document or Purchaser’s interests in any Related Mortgage Loan or Security purchased hereunder;

(x) Seller or any of its Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Purchaser or any of Purchaser’s Affiliates on the other; or Seller or any Affiliate of Seller shall default under, or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder;

(xi) failure by the Seller to be in compliance with the “doing business” or licensing laws of any jurisdiction where a Mortgaged Property is located;

(xii) in the event of a Security Issuance Failure; or

(xiii) Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or reference of similar import.

(f) Purchaser, in its sole discretion, may terminate Seller’s rights and obligations as subservicer of the affected Related Mortgage Loans and require Seller to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) an Event of Default, (ii) Seller’s failure to comply with any of its obligations set forth in Section 5(c), or (iii) Seller’s breach of Sections 9(a)(viii) or 9(b)(ix), by delivering written notice to Seller requiring such termination. For the avoidance of doubt, any termination of the Seller’s rights as subservicer of the affected Related Mortgage Loans by the Purchaser as a result of clauses (i), (ii) or (iii) of the foregoing sentence shall be deemed part of an exercise of the Purchaser’s rights to cause the liquidation, termination or acceleration of this Agreement. Such termination shall be effective upon Seller’s receipt of such written notice; provided, that Seller’s subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 6(e)(iv), regardless of whether notice of such event shall have been given to or by Purchaser or Seller. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the Successor Servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Related Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine; provided, that to the extent the Applicable Agency proceeds to issue a Security with respect to the Related Mortgage Loans, Purchaser shall convey the servicing rights and the rights to subservice such Mortgage Loans in accordance with such Applicable Agency’s instructions. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to obtain a Security backed by such Mortgage Loans or to enforce such Mortgage Loans, as appropriate, and shall perform all acts and take all actions so that the Related Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer’s possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller’s sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Related Mortgage Loans shall be the property of Purchaser. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 6(f) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than bare legal title to the Mortgage Loans. No exercise by Purchaser of its rights under this Section 6(f) shall relieve Seller of responsibility or liability for any breach of this Agreement.

Section 7. Transfers of Participation Certificates and Securities by Purchaser. Purchaser may, with the prior written consent of Seller not to be unreasonably withheld, delayed or conditioned, assign all of its right, title and interest or grant a security interest in any Participation Certificate and the related servicing rights, each Security in respect thereof of which Delivery is made to Purchaser and all rights of Purchaser under this Agreement (including, but not limited to, the Custodial Account) in respect of such Participation Certificate and such Security, to any person (an “Assignee”), subject only to an obligation on the part of the Assignee to deliver each such Security to the Takeout Investor or to Purchaser to permit Purchaser or its designee to make delivery thereof to the Takeout Investor; provided, that no such consent shall be required (i) if such transfer or assignment is to any of Purchaser’s Affiliates or (ii) upon the occurrence of an Event of Default, and upon Purchaser providing notice to Seller such Assignee thereof may enforce the Program Documents and any security interest directly against Seller. Assignment by Purchaser of a Participation Certificate and the related servicing rights as provided in this Section 7 will not release Purchaser from its obligations otherwise under this Agreement.

Without limitation of the foregoing, an assignment of a Participation Certificate and the related servicing rights to an Assignee, as described in this Section 7, shall be effective upon delivery of the Participation Certificate to the Assignee or its designee, together with a duly executed Assignment substantially in the form of Exhibit E (with a copy to Seller).

Section 8. Record Title to Mortgage Loans; Intent of Parties; Security Interest.

(a) From and after the issuance and delivery of the Related Participation Certificate, and subject to the remedies of Purchaser in Section 5, Seller or Servicer shall remain the last named payee or endorsee of each Mortgage Note and the mortgagee or assignee of record of each Mortgage (except with respect to any MERS Mortgage Loan) and shall retain only bare legal title (and not an equitable interest) in the Related Mortgage Loan, all for the benefit of Purchaser for the sole purpose of facilitating the subservicing of such Mortgage Loan and the issuance of a Security backed by such Mortgage Loan. Where Seller has appointed FHLMC as Custodian, the parties hereto acknowledge that the Mortgage Notes acquired hereunder have been deposited with FHLMC to facilitate the issuance of FHLMC Securities with respect thereto and that prior to such issuance FHLMC is holding such Mortgage Notes as Custodian for Purchaser.

(b) Seller shall maintain a complete set of books and records for each Related Mortgage Loan which shall be clearly marked to reflect the beneficial ownership interest in each Related Mortgage Loan of the holder of the Related Participation Certificate. Seller shall notify MERS of the beneficial ownership interest of Purchaser in each MERS Mortgage Loan through the MORNET system or any other comparable system acceptable to MERS.

(c) Purchaser and Seller confirm that the transactions contemplated herein are intended to be sales of the Participation Certificates by Seller to Purchaser rather than borrowings secured by the Participation Certificates. In the event, for any reason, any transaction is construed by any court or regulatory authority as a borrowing rather than as a sale, Seller and Purchaser intend that Purchaser or its Assignee, as the case may be, shall have, and Seller hereby pledges, assigns and grants to Purchaser or such Assignee, as the case may be, a first priority security interest in Seller’s interest in the Participation Certificates, all of the servicing rights with respect to the Related Mortgage Loans and all documentation and rights to receive documentation related to such servicing rights and the servicing of the Related Mortgage Loans, the Custodial Account and all amounts on deposit therein, the Related Mortgage Loans subject to each Participation Certificate, all documents, records (including, without limitation, Servicing Records and copies of all documentation in connection with the underwriting and origination for any Related Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule), instruments and data evidencing the Related Mortgage Loans and the servicing thereof, the Securities to be issued as contemplated hereunder and all proceeds thereof, the Takeout Commitments, any funds of the Seller at any time deposited or held in the Over/Under Account and the proceeds of any and all of the foregoing (collectively, the “Collateral”), free and clear of adverse claims. This Agreement shall constitute a security agreement, the Custodian shall be deemed to be an independent custodian for purposes of perfection of the security interest herein granted to Purchaser, and Purchaser or each such Assignee shall have all of the rights of a secured party under applicable law. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the servicing rights with respect to the Related Mortgage Loans were not sold by Seller to Purchaser or that that such servicing rights are not an interest in the Related Mortgage Loans and are severable from the Related Mortgage Loans despite Purchaser’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby expressly pledges, assigns and grants to Purchaser a continuing first priority security interest in and lien upon the servicing rights and all documentation and rights to receive documentation related to such servicing rights and the servicing of each of the Related Mortgage Loans (the “Related Credit Enhancement”). The Collateral and Related Credit Enhancement is hereby pledged as further security for Seller’s obligations to Purchaser hereunder.

(d) Upon request of Purchaser, Seller shall prepare and deliver to MERS an Assignment of Mortgage from MERS to Purchaser or its designee. Upon due execution by MERS, Seller shall cause such Assignment of Mortgage to be recorded in the public land records upon request of Purchaser.

Section 9. Representations and Warranties.

(a) Seller hereby represents and warrants to Purchaser as of the date hereof and with the respect to the Related Mortgage Loans as of the date of each issuance and delivery of a Participation Certificate that:

(i) The consideration received by Seller upon the sale of each Participation Certificate will constitute reasonably equivalent value and fair consideration for the beneficial ownership interest in the Mortgage Loans evidenced by that Participation Certificate;

(ii) Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business (including servicing) as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business (including servicing) makes such qualification necessary. Seller has the authority under its certificate of formation, operating agreement and applicable law to enter into this Agreement and each of the other Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith. This Agreement and each other Program Document and the transactions contemplated hereby and thereby have been approved by the board of directors of Seller. Seller has taken all action necessary to make this Agreement and each other Program Document its valid and binding obligation enforceable in accordance with the terms hereof;

(iii) The execution, delivery and performance by Seller of this Agreement, each other Program Document, and the transactions contemplated hereby and thereby, are within Seller’s corporate powers, have been duly authorized by all necessary corporate action and will not result in the breach of any provision of the charter or by-laws of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Related Mortgage Loans or any of Seller’s property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Related Mortgage Loans or Seller’s property is subject. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA, VA or RD or result in the voiding or reduction of the FHA insurance, VA guarantee, RD guarantee or any other insurance or guarantee in respect of any Related Mortgage Loan, or otherwise render such Mortgage Loans, individually or in the aggregate, ineligible (pursuant to the applicable Agency Guide or otherwise) for inclusion in a pool of mortgages supporting a Security, and such FHA insurance, VA guarantee or RD guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide;

(iv) This Agreement, each other Program Document and every document to be executed by Seller pursuant to this Agreement is and will be valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally. No consents or approvals are required to be obtained by Seller, for the execution, delivery and performance of this Agreement or the Custodial Agreement by Seller;

(v) Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Participation Certificate or Related Mortgage Loan (except to any Warehouse Lender which provides a Warehouse Lender’s Release in the form of Exhibit D hereto) to any person other than Purchaser, and upon delivery of a Participation Certificate to Purchaser, Purchaser will be the sole owner thereof, free and clear of any lien, claim or encumbrance;

(vi) Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, each other Program Document or Seller’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect;

(vii) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting Seller (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding (i) would adversely affect the validity or enforceability of this Agreement, each other Program Document or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, or (ii) would or, in Seller’s reasonable view, could materially and adversely affect Seller’s ability to carry out its obligations hereunder;

(viii) Seller has all requisite Approvals. Seller has not received from any Applicable Agency, HUD, FHA, VA or RD a notice of extinguishment or a notice indicating material breach, material default or material non-compliance which Purchaser could reasonably determine is reasonably likely to entitle such Applicable Agency or HUD, FHA, VA or RD to terminate or suspend Seller or to have a Material Adverse Effect, or a notice from any Applicable Agency, HUD, FHA, VA or RD indicating any adverse fact or circumstance in respect of Seller which Purchaser could reasonably determine is reasonably likely to entitle such Applicable Agency or HUD, FHA, VA or RD, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Applicable Agency, HUD, FHA, VA or RD to terminate Seller. Seller has not received from any Applicable Agency, HUD, FHA, VA or RD a notice of a sanction or a levy of penalties against the Seller which Purchaser could reasonably determine is reasonably likely to have a Material Adverse Effect;

(ix) The Custodian is an eligible custodian under each Agency Guide and each Agency Program, and is not an Affiliate of Seller; and

(x) This Agreement, each other Program Document, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder or the Custodian, or with the intent to hinder, delay or defraud any creditor or Purchaser.

(b) Seller hereby represents and warrants to Purchaser with respect to each Related Mortgage Loan as of the date of the Purchase Date in respect of the Related Participation Certificate that:

(i) Such Mortgage Loan was, immediately prior to the sale to Purchaser of the Related Participation Certificate, owned solely by Seller, is not subject to any lien, claim or encumbrance (other than the lien of a Warehouse Lender), including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated and serviced in accordance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and any and all rules, requirements, guidelines and announcements of the Applicable Agency, and, as applicable, the FHA, VA and RD, as the same may be amended from time to time;

(ii) The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchaser against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance collected and retained by Seller (and not required by law or any loan document to be remitted to the borrower) shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(iii) Each Mortgage is a valid first Mortgage lien on the Mortgaged Property and is covered by an attorney’s opinion of title acceptable to the Applicable Agency or by a policy of title insurance on a standard ALTA or similar lender’s form in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to Purchaser or to the Custodian on behalf of Purchaser;

(iv) To the extent applicable, such Mortgage Loan is either insured by the FHA under the National Housing Act, guaranteed by the VA under the Servicemen’s Readjustment Act of 1944, guaranteed by the RD under the Housing Act of 1949 or is otherwise insured or guaranteed in accordance with the requirements of the applicable Agency Program and is not subject to any defect that would prevent recovery in full or in part against the FHA, VA, RD or other insurer or guarantor, as the case may be;

(v) Such Mortgage Loan is in Strict Compliance with the requirements and specifications (including, without limitation, all representations and warranties required in respect thereof) set forth in the applicable Agency Guide;

(vi) Such Mortgage Loan conforms in all respects with all requirements of the Takeout Commitment applicable to the Security to be backed by such Mortgage Loan. Each Takeout Commitment is valid and enforceable and Seller has no knowledge that Takeout Investor will not be able to perform under the terms of such Takeout Commitment;

(vii) With respect to each MERS Mortgage Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the schedule of Mortgage Loans attached to the Related Participation Certificate;

(viii) With respect to each MERS Mortgage Loan, Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(ix) To the extent applicable, each Mortgage Loan is being serviced by a mortgage sub-servicer having all Approvals necessary to make such Mortgage Loan eligible to back a GNMA Security, FNMA Security, or FHLMC Security, as applicable;

(x) Each Mortgage Loan is eligible for sale to the Applicable Agency, and fully complies with all of the terms and conditions, including any covenants, representations and warranties, in the applicable Agency Guide;

(xi) No servicing agreement (other than any Servicing Agreement) has been entered into with respect to the Mortgage Loan, or any such servicing agreement has been terminated and there are no restrictions, contractual or governmental, which would impair the ability of Purchaser or Purchaser’s designees from servicing the Mortgage Loans;

(xii) The Purchase Price of the Participation Certificate to which such Mortgage Loan relates, when added to the Aggregate Purchase Price, does not exceed, the Aggregate Transaction Limit;

(xiii) Each Mortgage Loan satisfies the following criteria:

(1) Such Mortgage Loan is a Qualified Mortgage;

(2) Such Mortgage Loan is accurately identified in writing to Purchaser as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(3) Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(4) Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule; and

(xiv) There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with the Ability to Repay Rule or the QM Rule.

The representations and warranties of Seller in this Section 9 are unaffected by and supersede any provision in any endorsement of any Related Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.

Section 10. Covenants of Seller. Seller hereby covenants and agrees with Purchaser for so long as any Participation Certificate remains outstanding as follows:

(a) Seller shall deliver to Purchaser:

(i) Within ninety (90) days following the end of Seller’s fiscal year, Seller shall deliver to Purchaser audited financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Purchaser including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year;

(ii) Within thirty (30) days after the end of each calendar month, Seller shall deliver to Purchaser financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such month and the related balance sheet as at the end of such month, all in reasonable detail acceptable to Purchaser and certified by the chief financial officer of Seller, subject, however, to year-end audit adjustments. Together with such financial statements, Seller shall deliver an officer’s certificate substantially in a form to be provided by Purchaser, which shall include funding and production volume reports for the previous month and evidence of compliance with all financial covenants;

(iii) Promptly upon receipt thereof, a copy of each other report submitted to Seller by its independent public accountants in connection with any annual, interim or special audit of Seller;

(iv) Promptly upon becoming aware thereof (but in no event later than three (3) Business Days after becoming aware), written notice, in reasonable detail of:

(1)

any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding to Seller’s knowledge threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Program Documents, or (iv) questions or challenges compliance of any Related Mortgage Loan with the Ability to Repay Rule or the QM Rule;

(2)

the filing, recording or assessment of any material federal, state or local tax lien against it, or any of its assets that would have a material adverse effect on the rights and remedies of Purchaser under any of the Program Documents;

(3)	the occurrence of any Potential Default or any Event of Default;

(4)

the actual or threatened suspension, revocation or termination of any of Seller’s Approvals or upon Seller becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change or threatened change in Approval status, or the commencement of any investigation, or the institution of any adverse action or the written threat of institution of any adverse action against Seller by any Applicable Agency, HUD, FHA, VA or RD or any other agency, or any supervisory or regulatory governmental entity supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller;

(5)	the suspension, revocation or termination of any existing and material credit or investor relationship to facilitate the sale and/or origination of residential mortgage loans;

(6)	the filing of any registration statements or other “corporate finance” SEC filing (other than 8-Ks, 10-Ks, 10-Qs and proxy statements) by any of its Affiliates along with a copy of such filing;

(7)	any Related Mortgage Loan is or becomes a Defective Mortgage Loan;

(8)

any Takeout Investor threatens in writing to set-off any amounts owed by Seller to such Takeout Investor exceeding $500,000 in the aggregate against the purchase proceeds owed by the Takeout Investor to Purchaser;

(9)

any other action, event or condition of any nature that could reasonably be expected to result in a Material Adverse Effect with respect to Seller or that constitutes an event of default under any material agreement, instrument or indenture to which Seller is a party or to which Seller, its properties or assets may be subject;

(10)

any (i) change to the location of its chief executive office/chief place of business from that which exists on the date of this Agreement, (ii) change in the name, identity or existence as a limited liability company or change in the location where Seller maintains its records with respect to the Related Mortgage Loans, or (iii) reincorporation or reorganization of Seller under the laws of another jurisdiction;

(11)	upon Seller becoming aware of any termination or threatened termination by any Applicable Agency of the Custodian as an eligible custodian;

(12)	any change to the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date; and

(13)

any material change in respect of any secondary marketing, underwriting, third party origination and interest rate risk management practices of Seller. By way of example, but not limitation, any material change to Seller’s hedging strategy or any change to add a new line of mortgage loan products shall be considered material change.

(v) Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by Seller or any of Seller’s consolidated Subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC;

(vi) Promptly upon becoming available, copies of any press releases issued by Seller relating to, and copies of, any annual and quarterly financial reports and any reports on Form H-(b)12 which Seller may be required to file with the SEC, the FDIC or the OCC or comparable reports which Seller may be required to file with the SEC, the FDIC or the OCC or any other federal banking agency containing such financial statements and other information concerning Seller’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC, the OCC, the FDIC or such other banking agency, as may be promulgated from time to time;

(vii) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller or any of Seller’s consolidated Subsidiaries as Purchaser may reasonably request;

(viii) Prior to the first Purchase Date hereunder and at the request of Purchaser at any time thereafter:

(1)

A copy of an Officer’s Certificate in the form attached hereto as Exhibit G together with (1) the certificate of formation of Seller and any amendments thereto, certified by the Secretary of State of Seller’s state of formation, (2) a copy of Seller’s operating agreement, together with any amendments thereto, and (3) a copy of the resolutions adopted by Seller’s board of directors authorizing Seller to enter into this Agreement and the Custodial Agreement and authorizing one or more of Seller’s officers to execute the documents related to this Agreement and the Custodial Agreement.

(2)

An opinion of Seller’s counsel as to such matters as Purchaser may reasonably request (including, without limitation, with respect to Purchaser’s first priority lien on and perfected security interest in the Related Mortgage Loans, a no material litigation, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act to Seller and its Subsidiaries, an opinion that this Agreement constitutes a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no transaction constitutes an avoidable transfer under Section 546(e) of the Bankruptcy Code), in form and substance reasonably acceptable to Purchaser and from nationally recognized counsel reasonably acceptable to Purchaser.

(3)

Evidence that all other actions necessary or, in the opinion of Purchaser, desirable to perfect and protect Purchaser’s interest in the Related Mortgage Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(ix) On each Purchase Date hereunder, Seller shall provide to Purchaser an Officer’s Certificate in the form attached hereto as Exhibit H.

(x) On each Purchase Date hereunder, Seller shall provide to Purchaser a schedule identifying each Related Mortgage Loan as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage, as applicable.

(xi) Together with the financial statements required to be delivered pursuant to Section 10(a)(i) and Section 10(a)(ii), Seller shall deliver to Purchaser an Officer’s Certificate in a form acceptable to Purchaser. Seller’s obligation to provide such Officer’s Certificate shall be waived for such periods during which Seller shall be a party to a Master Repurchase Agreement with Purchaser and shall be in compliance with Seller’s obligations under Section 9.1(c) of the Master Repurchase Agreement.

(b) Neither Seller nor any Affiliate thereof will acquire at any time any Participation Certificate or any other economic interest in or obligation with respect to any Related Mortgage Loan except for the subservicing rights relating thereto and bare legal title to the Related Mortgage Loans.

(c) Seller shall provide Purchaser with written notice prior to entering into any mortgage financing facilities (including warehouse, repurchase, purchase, off-balance sheet or other similar credit facilities) with any Person (other than Purchaser).

(d) Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, any sale of a Participation Certificate to Purchaser.

(e) Seller will not sell any Participation Certificate to Purchaser with any intent to hinder, delay or defraud any of Seller’s creditors.

(f) Seller shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain such Approvals, Seller shall so notify Purchaser immediately.

(g) Seller will comply in all material respects with all laws, rules and regulations to which it is or may become subject.

(h) Seller shall, upon reasonable request of Purchaser, promptly execute and deliver to Purchaser all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(i) The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Related Mortgage Loan registered on the MERS System, the Seller agrees that at the request of the Purchaser it will, at the Seller’s own cost and expense, cause the MERS System to indicate that a beneficial interest in such Mortgage Loan has been transferred to the Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Related Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Related Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(j) Seller’s Tangible Net Worth shall not be less than $XXXXXX provided, that Seller’s Tangible Net Worth shall increase on April 1, 2016, by the product of (A) X0% and (B) an amount equal to the excess of the Net Income of Seller from the prior fiscal year over Tax Distributions related to such fiscal year (to the extent that such Tax Distributions did not reduce the amount of Net Income of Seller). In making the calculations of Net Income for the purpose set forth in the preceding sentence, “earn out” payments to sellers of assets or stock to Seller in connection with any acquisition or other investment shall be treated as an expense of Seller. The ratio of Seller’s Total Liabilities to Tangible Net Worth shall not at any time be greater than XX:1. Seller’s Liquidity shall not at any time be less than $XXX,000,000. Seller shall at all times report positive pre-tax Net Income, on a quarterly basis.

(k) [Reserved].

(l) Seller may, without the prior written consent of Purchaser, declare and pay dividends to its shareholders, members, partners or owners provided that a Potential Default or an Event of Default is not existing and will not occur as a result.

(m) Any material changes to Seller’s secondary marketing risk management process or to risk management firms shall require prior written notice to Purchaser.

(n) Seller shall deliver to Purchaser, with reasonable promptness upon Purchaser’s request: (i) copies of any reports related to the Participation Certificates and the Related Mortgage Loans, (ii) copies of all documentation in connection with the underwriting and origination of any Related Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Participation Certificates and the Related Mortgage Loans.

Section 11. Over/Under Account.

(a) Seller shall at all times maintain a balance in the Over/Under Account of not less than the Minimum Over/Under Account Balance. The Over/Under Account shall be used to assist in settling Seller’s payment obligations to Purchaser under this Agreement. Purchaser shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Purchaser’s own funds or funds deposited by or held for others. Upon the occurrence of a Potential Default or an Event of Default, Purchaser shall have the right to increase the Minimum Over/Under Account Balance Seller is required to maintain in the Over/Under Account by giving notice to Seller thereof. If Seller fails to deposit funds in the Over/Under Account to comply with any such required increase within the time frame required by Purchaser, Purchaser shall have the right to retain in the Over/Under Account any amounts received by Purchaser on behalf of Seller or otherwise credited to the Over/Under Account to comply with any such required increase, including, without limitation, any purchase proceeds received by Purchaser from any Takeout Investor pursuant to Section 3. Purchaser shall not be liable to Seller for any costs, losses or damages arising from or relating to the increase of the Minimum Over/Under Account Balance that Seller is required to maintain in the Over/Under Account or retention of excess funds by Purchaser to comply with any such increase. For the sake of clarity, only one Over/Under Account shall be maintained by Purchaser for Seller in connection with this Agreement and the Master Repurchase Agreement, if any, and such Over/Under Account shall be subject to the terms of this Agreement as well as the Master Repurchase Agreement, if any.

(b) Within one (1) Business Day of Purchaser’s receipt of a payment from Seller or a Takeout Investor, Purchaser shall credit to the Over/Under Account all amounts received by it that exceed those amounts then due to Purchaser in accordance with this Agreement. Purchaser shall make available to Seller by posting on its warehouse lending website within one (1) Business Day following any such credit to the Over/Under Account, or as soon thereafter as is reasonably possible, a statement that details the amounts so credited by Purchaser to the Over/Under Account.

(c) If any amount credited to the Over/Under Account creates a balance in excess of the Minimum Over/Under Account Balance required pursuant to Section 11(a) above, provided that no Potential Default or Event of Default has occurred and is continuing, Seller may submit a written request to Purchaser for return or payment of such excess funds. If any such request is received by Purchaser prior to 1:00 p.m. (New York City time) on a Business Day, Purchaser shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than two (2) Business Days after Purchaser’s receipt of such request. Notwithstanding anything contained in this Section 11(c) to the contrary, Purchaser reserves the right to reject any request for excess funds from the Over/Under Account if Purchaser determines that such excess funds shall be used to satisfy Seller’s outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.

(d) Purchaser may, from time to time and without separate authorization by Seller or notice to Seller, withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this Agreement or to otherwise satisfy Seller’s obligations under this Agreement, including, without limitation (i) to reimburse itself for any reasonable costs and expenses incurred by Purchaser in connection with this Agreement, as permitted herein, and (ii) in the exercise of Purchaser’s or its Affiliates’ rights under Section 13.

(e) If, at any time, Seller fails to maintain in the Over/Under Account the Minimum Over/Under Account Balance as required hereunder, in addition to any other rights and remedies that Purchaser may have against Seller, Purchaser shall have the right to immediately stop purchasing Participation Certificates from Seller and/or to charge Seller accrued interest on that portion of the Minimum Over/Under Account Balance that Seller has failed to maintain, at the Default Rate, from the time that such balance failed to be maintained until the time that funds are deposited into or held in the Over/Under Account to comply with such Minimum Over/Under Account Balance requirements hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Purchaser accrued interest as provided herein.

(f) Any funds of Seller at any time deposited or held in the Over/Under Account, whether such funds are required to be deposited and held in the Over/Under Account pursuant to this Section 11 or otherwise, are hereby pledged by Seller as security for its obligations under this Agreement, and Seller hereby grants a security interest in such funds to Purchaser, and such pledge and security interest shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A) and 741(7)(A)(xi).

(g) For any given calendar quarter and on the Expiration Date, Purchaser shall pay in arrears to Seller an amount equal to the sum of the following calculations:

(i) if the average utilization of the Aggregate Transaction Limit during such period is greater than XX% and less than or equal to XX%, an amount equal to the product of (A) XXXXX (XX) basis points (0.XX%), (B) the average daily Aggregate Purchase Price during such period and (C) the actual number of days in such period, divided by 365; provided, that if Seller, pursuant to the terms and conditions of the Transactions Terms Letter, received, or is entitled to receive, an interest payment from Purchaser in respect of the Average O/U Balance (as defined in the Transactions Terms Letter) for any calendar month that occurred during such period, the pricing incentive in this clause (i) shall be reduced for each such calendar month, by an amount equal to the product of (x) the Applicable Average O/U Balance (as defined in the Transactions Terms Letter), (y) XXXXXX (XX) basis points (0.XX%) and (z) the actual number of days in such period, divided by 365; and

(ii) if the average utilization of the Aggregate Transaction Limit during such period is greater than X0%, an amount equal to the product of (A) thirty-seven and a half (XX) basis points (0.XXX%), (B) the average daily Aggregate Purchase Price during such period and (C) the actual number of days in such period, divided by 365; provided, that if Seller, pursuant to the terms and conditions of the Transactions Terms Letter, received, or is entitled to receive, an interest payment from Purchaser in respect of the Average O/U Balance (as defined in the Transactions Terms Letter) for any calendar month that occurred during such period, the pricing incentive in this clause (ii) shall be reduced for each such calendar month, by an amount equal to the product of (x) the Applicable Average O/U Balance (as defined in the Transactions Terms Letter), (y) XXX (XXX) basis points (XXXX%) and (z) the actual number of days in such period, divided by 365.

Any such amount owed to Seller shall be deposited by Purchaser in the Seller’s Over/Under Account within thirty (30) days following the end of the quarter.

Section 12. Term. This Agreement shall continue in effect until terminated as to future transactions by written instruction signed by either Seller or Purchaser and delivered to the other; provided, that no termination will affect the obligations hereunder as to any of the Participation Certificates then outstanding hereunder or any Security not yet delivered to the related Takeout Investor.

Section 13. Set-Off. In addition to any rights and remedies of Purchaser provided by this Agreement and by law, Purchaser shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder, to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller (including, without limitation, the amount of any accrued and unpaid Holdback Amounts), irrespective of whether or not Purchaser shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due. Without limiting the generality of the foregoing, Purchaser may also set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller (whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Purchaser) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Purchaser), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency.

Purchaser and its Affiliates (collectively, “Bank of America Related Entities”), shall also have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank of America Related Entity to or for the credit of the account of Seller and its Affiliates against and on account of the obligations of Seller under any agreement(s) between Seller and/or its Affiliates, on the one hand, and the Bank of America Related Entity, on the other hand, irrespective of whether or not the Bank of America Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Bank of America Related Entity shall be entitled to withdraw funds in the Over/Under Account which are being held for or owing to Seller to set-off against any amounts due and owing by Seller to the Bank of America Related Entity. If a Bank of America Related Entity other than Purchaser intends to exercise its right to set-off in this paragraph, such Bank of America Related Entity shall provide Seller prior notice thereof, and upon Seller’s receipt of such notice, if the basis for such right to set-off is Seller’s breach or default of its obligations to the Bank of America Related Entity, Seller shall have three (3) Business Days to cure any such breach or default in order to avoid such set-off.

Section 14. Indemnification. Seller shall indemnify and hold Purchaser harmless against any and all Losses (including, without limitation, Losses incurred by Purchaser on account of fees paid by Purchaser to the Applicable Agency to cause the Securities to be issued or any Losses in connection with any indemnification by Purchaser of the Applicable Agency) resulting from, relating to or otherwise arising in connection with the Seller’s negligence, willful misconduct or breach or failure of Seller to perform any representation, warranty, covenant, term or condition made or obligation to be performed by Seller under this Agreement (including, without limitation, any failure to perform servicing obligations) in strict compliance with the terms of this Agreement. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 14 shall survive the termination of this Agreement.

Section 15. Exclusive Benefit of Parties; Assignment. This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person, including the Takeout Investor and Custodian. Except as provided in Section 7 and the following paragraph of this Section 15, no rights or obligations created by this Agreement may be assigned by either party hereto without the prior written consent of the other party.

The Program Documents may not be assigned by Seller to any Person without the prior written consent of Purchaser, which consent may be withheld by Purchaser in Purchaser’s sole discretion.

Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding

Section 16. Amendments; Waivers; Cumulative Rights. This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure or delay by either party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by either party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of either party shall continue in full force and effect until specifically waived by such party in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

Section 17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 18. Effect of Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 19. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN ANNEX A; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 20. Notices. Any notices, consents, elections, directions and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given when telecopied or delivered by overnight courier to, personally delivered to, or on the third day following the placing thereof in the mail, first class postage prepaid to, the parties hereto at the related address provided pursuant to Annex A or to such other address as either party shall give notice to the other party pursuant to this Section. Notices to any Assignee shall be given to such address as the Assignee shall provide to Seller in writing.

Section 21. Entire Agreement. This Agreement and the other Program Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements between them, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 22. Costs of Enforcement(a) .

(a) In addition to any other indemnity specified in this Agreement, Seller agrees to pay as and when billed by Purchaser all of the documented out-of pocket costs and expenses incurred by Purchaser in connection with (i) the development, preparation, and execution of this Agreement, any other related document or any other documents prepared in connection herewith or therewith including without limitation, (A) all the reasonable and documented fees, disbursements and expenses of counsel to Purchaser and (B) all the due diligence, inspection, testing and review costs and expenses incurred by Purchaser in connection herewith or therewith, and (ii) the development, preparation, and execution of any amendment, supplement or modification to, and enforcement of this Agreement, any other related document or any other documents prepared in connection herewith or therewith, the consummation, monitoring and administration of the transactions contemplated hereby and thereby including, without limitation, (A) all the reasonable fees, disbursements and expenses of counsel to Purchaser and (B) all the due diligence, inspection, testing and review costs and expenses incurred by Purchaser with respect to the Related Mortgage Loans under this Agreement.

(b) If Seller fails to pay when due any such costs, expenses or other amounts payable by it under this Agreement (including, without limitation, reasonable fees and expenses of counsel and indemnities), such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and/or Purchaser shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or a Takeout Investor, or set off against any amounts to be paid to Purchaser. Seller shall remain liable for any such payments made by Purchaser on behalf of Seller and any deficiency remaining after any such withdrawal, retention or set-off. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under this Agreement.

(c) In addition to any other indemnity specified in this Agreement, in the event of a breach by Seller of this Agreement, the Custodial Agreement, a Participation Certificate or a Takeout Commitment, Seller agrees to pay the reasonable attorneys’ fees and expenses of Purchaser and/or any Assignee incurred as a consequence of such breach.

Section 23. Intent.

(a) Seller and Purchaser recognize that each sale of a Participation Certificate under this Agreement is a “securities contract” and a “master netting agreement” as those terms are defined in Section 741 and Section 101(38A)(A) of the Bankruptcy Code, respectively, and a “qualified financial contract” as that term is defined in the FDIA, and that the pledge of the Related Credit Enhancement in Section 8(c) hereof constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Purchaser further recognize that the beneficial interest in the Related Mortgage Loans evidenced by a Participation Certificate shall constitute an “interest in a mortgage loan” as that term is used in Section and 741(7)(A)(i) of Bankruptcy Code.

(b) It is understood that the Purchaser shall have the right to liquidate, terminate and accelerate, or exercise any other remedies permitted upon the occurrence of any Event of Default, and that such liquidation, termination and acceleration rights constitute contractual rights to liquidate, terminate and accelerate the transactions under a “securities contract” and a “master netting agreement” as described in Section 555 and Section 561 of the Bankruptcy Code, respectively, and a “qualified financial contract” as described Section 1821(e)(8)(A)(i) of the FDIA.

(c) The parties hereto agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

Section 24. Full Recourse. The obligations of Seller from time to time to pay all amounts due under this Agreement shall be full recourse obligations of Seller.

Section 25. Examination and Oversight by Regulators. Seller agrees that the transactions with Purchaser under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Seller shall comply with all requests made by Purchaser to assist Purchaser in complying with regulatory requirements imposed on Purchaser.

Section 26. Consent to Service. Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address provided pursuant to Section 20.

Section 27. Construction. The headings in this Agreement are for convenience only and are not intended to influence its construction. References to Sections, Exhibits and Annexes in this Agreement are to the Sections of and Exhibits and Annexes to this Agreement. The Exhibits and Annexes are part of this Agreement. In this Agreement, the singular includes the plural, the plural the singular, and the words “and” and “or” are used in the conjunctive or disjunctive as the sense and circumstances may require.

Section 28. Further Assurances. Seller and Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 29. Amendment and Restatement. Purchaser and Seller entered into the Original Agreement. Purchaser and Seller desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety. From and after the Effective Date, each of Purchaser and Seller shall hereafter be bound by the terms and conditions of this Agreement and the other Program Documents (as such term is defined herein).

[signature page follows]

IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement as of the date and year set forth on the cover page hereof.

BANK OF AMERICA, N.A., Purchaser

By:
Name:
Title:

LOANDEPOT.COM, LLC, Seller

By:
Name:
Title:

Amended and Restated Mortgage Loan Participation Purchase and Sale Agreement